Care Concepts Enters Into Agreement To Acquire 48% of Reorganized General Media, Inc. From Affiliates of Marc H. Bell

Tuesday September 28, 2:36 pm ET

POMPANO BEACH, Fla.--(BUSINESS WIRE)--Sept. 28, 2004--Care Concepts (AMEX:IBD - News) announced today that it has entered into an agreement with GMI Investment Partners and PET Capital Partners, LLC and its affiliates (the "Bell/Staton Group") to purchase approximately 48.3% of the non-voting common stock of General Media. The Agreement also provides that the Bell/Staton Group, who will own voting common stock, will own the same percentage of the total common stock equity of the reorganized General Media. Messrs. Marc H. Bell and Daniel C. Staton will manage and assume day to day operations of Penthouse Magazine and the related General Media businesses.

Care Concepts has negotiated for private placements of its convertible securities. Closing of the financing is scheduled for Wednesday, September 29, 2004. The conversion of the securities is subject to the prior approval of the American Stock Exchange and shareholder approval.

Upon its emergence from bankruptcy (anticipated to occur during the first week of October 2004), General Media will be renamed Penthouse Media Group, Inc. PII will change its name to an unrelated name. Care Concepts, as a shareholder of Penthouse Media Group, will have the right to designate one member of the board of directors of the reorganized Penthouse Media Group.

"Marc Bell Capital Partners is a well-known and respected investment firm," said Gary Spaniak, Jr., the Company's President. "The firm partners have substantial experience in publishing, the Internet and with the capital markets. We believe that Mr. Bell and Mr. Staton will generate substantial value in connection with Care Concepts investment in reorganized General Media."

Care Concepts recently announced its pending acquisition of the Aries Capital Partners subsidiary, Best Candy and Tobacco, a leading distributor to convenience stores and casinos founded in 1952. Care Concepts expects to be able to distribute, through its proposed acquisition, a variety of magazines, including Penthouse, to newsstands located at the 2,200 retail locations serviced by Best currently.

About Care Concepts I, Inc.

Care Concepts I, Inc., (AMEX:IBD - News) is a media and marketing holding company with assets including: Forster Sports, Inc., a sports-oriented, multi-media company that produces sports radio talk shows; and iBidUSA.com, a popular website which showcases products and services in an auction format starting with an opening bid of about 30% percent of the retail value.

This release contains statements relating to future results of the Company that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of various risks and uncertainties. In particular, there can be no assurance that Mr. Bell and Mr. Staton will generate substantial value in connection with Care Concept's investment in Reorganized General Media.

Contact:

     For Care Concepts I, Inc., Pompano Beach

     Wolfe Axelrod Weinberger Assoc. LLC

     Stephen D. Axelrod/Andria Arena, 212/370-4500

     steve@wolfeaxelrod.com

     or

     Investor Relations Contact:

     Investor Relations Services, Inc., New Smyrna Beach, Fla.

     David Kugelman, 386/409-0200

     invrel@invrel.net

     or

     Media Contact:

     Sitrick & Company

     Tammy Taylor, 310-788-2850